10f-3 REPORT

               SMITH BARNEY INVESTMENT FUNDS
             SMITH BARNEY SMALL CAP GROWTH FUND

             March 1, 2000 through May 31, 2000

                      Trade                                             % of
Issuer                Date      Selling Dealer         Amount   Price   Issue(1)

Switchboard           03/02/00  Banc Boston Robertson  $15,000  $15.00  0.04%A

Versata               03/03/00  Thomas Weisel            2,400   24.00  0.01

Silicon Laboratories  03/24/00  Morgan Stanley DW      310,000   31.00  0.31

Oni Systems           05/31/00  Goldman Sachs          100,000   25.00  0.13B


(1) Represents purchases by all affiliated funds; may not exceed
25% of the principal amount of the offering.

A - Includes purchases of $14,775 by other SB Mutual Funds.
B - Includes purchases of $150,000 by other SB Mutual Funds.